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                                                                    Exhibit 99.1


                      GREENWICH STREET CAPITAL PARTNERS AND
   SG CAPITAL PARTNERS ANNOUNCE ACQUISITION OF DAY INTERNATIONAL GROUP, INC.

DAYTON, Ohio, January 21/PRNewswire/ -- Greenwich Street Capital Partners, Inc. and SG Capital Partners announced today that they completed the acquisition of Day International Group, Inc. from affiliates of American Industrial Partners.

"Greenwich Street is excited about the future growth prospects of Day and the commitment of Day management team to continue to own a substantial equity interest in the company," said Alfred C. Eckert III, President of Greenwich Street Capital Partners.

"We will continue the strategy that has established us as a global leader. There are no significant changes planned because of the sale," said Dennis R. Wolters, President and CEO of Day International Group. "In particular, we will continue to focus on product innovation and value-added customer and technical service as well as on international expansion. Greenwich Street and SG Capital have pledged their full support to our efforts."

Day International Group, Inc. is one of the world's leading producers of precision engineered rubber products, specializing in the design of customization of components used by a broad customer base in the printing and textile industries. Day's Image Transfer business is one of the world's largest manufacturers and marketers of high-quality printing blankets and sleeves for use in the offset printing industry and its Textile Products business manufacturers an markets precision engineered rubber cots, aprons and other fabricated rubber components used by the worldwide textile industry. Day International Group, Inc. is headquartered in Dayton, Ohio and has three U.S. manufacturing facilities as well as two international manufacturing facilities.

Greenwich Street Capital Partners is a New York based private equity fund. SG Capital Partners is a private equity fund sponsored by Societe Generale.

Societe Generale provided all of the necessary financing for the transaction.

SOURCE  Day International Group, Inc.
1/21/98
Contact:  David B. Freimuth of Day International Group, Inc., 937-224-7124
CO:  Day International Group, Inc.; Greenwich Street Capital Partners, Inc.
ST:  Ohio
IN:  TEX